 Date Filed: March 11, 2002                                                                                             SEC File No. 333-64474
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549
FORM SB-2

POST EFFECTIVE AMENDMENT #1

Registration Statement Under the Securities Act of 1933

KARRISON COMPAGNIE, INC.
(Exact Name of Issuer as Specified in Its Charter)
---------------------------- ------------------------------ -------------------------------
          Nevada                          5712                       75-2912201
---------------------------- ------------------------------ -------------------------------
---------------------------- ------------------------------ -------------------------------
State of Incorporation       Primary Standard Industrial         I.R.S. Employer
                             Classification Code Number          Identification Number
---------------------------- ------------------------------ -------------------------------
2603 Fairmount, Suite 100, Street, Dallas, Texas 75201
(Address and Telephone Number of Issuer's Principal Offices and Place of Business)

Corporate Service Center, Inc.
1475 Terminal Way, Suite E, Reno, Nevada 89502-3225
(800) 638-3225
(Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

__________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

__________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the box.

CALCULATION OF REGISTRATION FEE

------------------ --------------- ------------------ -------------------- ------------------------
Title of class of  Amount to be    Proposed Maximum    Proposed maximum      Amount of Registration
securities to be   registered      offering price per  aggregate offering    Fee
registered                             unit                  price
------------------ -------------- ------------------- --------------------- -----------------------
------------------ -------------- ------------------- --------------------- -----------------------
Common Stock       1,000,000       $0.05                       $50,000        $12.50
------------------ -------------- ------------------- --------------------- -----------------------
KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

TABLE OF CONTENTS

                                                                                          Page
                                                                                           ---

Report of Independent Certified Public Accountants                                         F-2

Balance Sheets as of March 31, 2001 and January 31, 2002 (Unaudited)                       F-3

Statements of Operations for the Period December 12, 2000 (Inception) to March 31, 2001,   F-4
and the Ten Months Ended January 31, 2002 (Unaudited)

Statements of Stockholders' Equity for the Period December 12, 2000 (Inception) to March   F-5
31, 2001, and the Ten Months Ended January 31, 2002 (Unaudited)

Statements of Cash Flows for the Period December 12, 2000 (Inception) to March 31, 2001,   F-6
and the Ten Months Ended January 31, 2002 (Unaudited)

Notes to Financial Statements                                                              F-7

Killman, Murrell & Company, P.C.Certified
Public Accountants

505 N. Big Spring, Suite 603       1931 E. 37th, Suite 7             14810 Le Grande Drive
   Midland, Texas 79701            Odessa, Texas 79762               Addison, Texas 75001
      (915) 686-9381             (915) 363-0067/550-4910                (972) 991-9324
    Fax (915) 684-6722              Fax (915) 363-0376                Fax (972) 991-9323

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Board of Directors
Karrison Compagnie, Inc.
Dallas, Texas 75201

We have audited the accompanying balance sheet of Karrison Compagnie, Inc. (a development stage company) as of March 31, 2001, and the related statements of operations, stockholders’ equity and cash flows for the period from December 12, 2000 (inception) to March 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Karrison Compagnie, Inc. (a development stage company) at March 31, 2001, and the results of its operations and its cash flows, for the period from December 12, 2000 (inception) to March 31, 2001 in conformity with auditing standards generally accepted in the United States of America.

Killman, Murrell & Co., P.C.
Dallas, Texas
May 4, 2001

KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

ASSETS

                                                                  March 31,         January 31,
                                                            ---------------    ----------------
                                                                   2001                2002
                                                            -----------------  ------------

                                                                                    (Unaudited)

CURRENT ASSETS
   Cash                                                           $   3,465          $   1,625
   Accounts Receivable                                                1,883              4,575
   Inventories, at lower of cost
     (principally specific identification) or market                 22,550             26,354
                                                                   ---------          ---------

              TOTAL CURRENT ASSETS                                $  27,898          $  32,554
                                                                   =========          =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accrued Liabilities                                            $       -          $   4,134
   Stockholder Payable - Note 3                                      18,157             25,153
                                                                  ---------          ---------

              TOTAL CURRENT LIABILITIES                              18,157             29,287
                                                                   ---------          ---------

STOCKHOLDERS' EQUITY
   Common Stock $0.001 par value; Authorized 20,000,000 shares;
     Issued and Outstanding 1,000,000 shares                          1,000              1,000
   Paid-In-Capital                                                   10,600             16,100
   Deficit Accumulated during the Development Stage                  (1,859)           (13,833)
                                                                   ---------          ---------

              TOTAL STOCKHOLDERS' EQUITY                              9,741              3,267
                                                                   ---------          ---------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $  27,898          $  32,554
                                                                    =========          =========

The accompanying notes are an
integral part of these financial statements

KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

                                                                    December 12, 2000        Ten Months
                                                                     (Inception) To             Ended
                                                                           March 31,           January 31,
                                                                               2001              2002
                                                                -----------    -----     ---     ----
                                                                                             (Unaudited)
REVENUES
   Antiques and Furnishings                                              $     1,861         $     21,297

COST OF REVENUES                                                               1,618               20,077
                                                                          -----------         ------------

              GROSS PROFIT                                                       243                1,220
                                                                          -----------         ------------

GENERAL AND ADMINISTRATIVE EXPENSES                                            2,102               11,990
                                                                         -----------         ------------

              (LOSS) BEFORE OTHER EXPENSE AND
                  INCOME TAX                                                  (1,859)             (10,770)
                                                                         -----------         ------------

OTHER EXPENSE
   Interest Expense                                                                -                1,204
                                                                          -----------         ------------

              (LOSS) BEFORE INCOME TAX                                        (1,859)             (11,974)

INCOME TAX - Note 4                                                                -                    -
                                                                         -----------         ------------

              NET LOSS                                                   $    (1,859)        $    (11,974)
                                                                          ===========         ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES                                      955,800            1,000,000
                                                                          ===========         ============

(LOSS) PER COMMON SHARE                                                  $      (.00)        $       (.01)
                                                                          ===========         ============

The accompanying notes are an
integral part of these financial statements.
>

KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD DECEMBER 12, 2000 (INCEPTION) TO MARCH 31, 2001
AND THE TEN MONTHS ENDED JANUARY 31, 2002

                                                Common Stock
                                           -----------------
                                            Number Of                     Paid-In-        Retained
                                              Shares         Amount       Capital        (Deficit)         Total
                                           -------------     ------      -----------   -------------    --------

BALANCE, DECEMBER 12, 2000
         (Inception)                                  -     $     -       $       -       $       -       $       -

   Sale of Common Stock                       1,000,000       1,000           9,000               -          10,000

   Contribution of Services and Rent                  -           -           1,600               -           1,600

   Net (Loss)                                         -           -               -          (1,859)         (1,859)
                                             -----------     -------       ---------      ----------       ---------

BALANCE, MARCH 31, 2001                       1,000,000       1,000          10,600          (1,859)          9,741

   Contributions of Services and Rent                 -           -           5,500               -           5,500

   Net (Loss) (Unaudited)                             -           -               -         (11,974)        (11,974)
                                            -----------     -------       ---------      ----------       ---------

BALANCE, JANUARY 31, 2001
                  (Unaudited)                 1,000,000     $ 1,000       $  16,100      $  (13,833)      $   3,267
                                            ===========     =======       =========      ==========       =========

The accompanying notes are an
integral part of these financial statements.

KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

                                                                    December 12, 2000        Ten Months
                                                                      (Inception) To            Ended
                                                                           March 31,          January 31,
                                                                                2001            2002
                                                                 -----------    -----           ----
                                                                                              (Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES
   Net (Loss)                                                           $   (1,859)           $ (11,974)
     Changes in Current Assets and Liabilities
       Accounts Receivable                                                  (1,883)              (2,692)
       Inventory                                                           (22,550)              (3,804)
       Accrued Liabilities                                                       -                4,134
                                                                        ----------            ---------

              NET CASH FLOW USED BY
                OPERATING ACTIVITIES                                       (26,292)            (14,336)
                                                                        ----------            --------

CASH FLOW FROM FINANCING ACTIVITIES
   Increase in Stockholder Payable                                          18,157                6,996
   Proceeds from Sale of Common Stock                                       10,000                    -
   Contribution of Services and Rent                                         1,600                5,500
                                                                        ----------            ---------

              NET CASH FLOW PROVIDED BY
                FINANCING ACTIVITES                                         29,757               12,496
                                                                        ----------            ---------

NET INCREASE (DECREASE) IN CASH                                              3,465               (1,840)

CASH AT BEGINNING OF PERIOD                                                      -                3,465
                                                                         ----------            ---------

CASH AT END OF PERIOD                                                   $    3,465            $   1,625
                                                                        ==========            =========

The accompanying notes are an
integral part of these financial statements.

KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Including Notes Applicable To The Unaudited Periods)

JANUARY 31, 2002

NOTE 1: DEVELOPMENT STAGE COMPANY

Karrison Compagnie, Inc. (a development stage company) (the “Company”) was incorporated under the laws of the State of Nevada on December 12, 2000, to acquire antiques, collectibles, and home and office furnishings for resale through periodic local showroom sales and web site sales. The Company has been in the development stage since inception and is devoting substantially all of its efforts to financial planning, raising capital, purchasing inventory, marketing, and developing a local showroom. The Company also plans to sell its merchandise on the internet.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Year End

The Company has elected a March 31, fiscal year end.

Revenue Recognition

Revenue includes the sale of merchandise including delivery and set up fees associated with the merchandise sale. The Company recognizes that revenue on the date the customer takes delivery of the merchandise. Provisions for estimated returns allowances are provided for in the same period the related sales are recorded. The Company’s financial statements are prepared using the accrual method of accounting.

Accounts Receivable

Accounts receivable represents billed amounts uncollected prior to March 31, 2001 and January 31, 2002. The receivables are considered collectible and no provision for uncollectible accounts has been made.

Website Development Costs

The Company has plans to develop a website to sell its merchandise on the internet. In March 2000, the Emerging Issued Task Force reached a consensus on Issue No. 00–2, “Accounting for Website Development Costs.” The consensus states that for specific website development costs, the accounting should be based generally on the AICPA Statement of Position 98–1 (“SOP 98–1”), “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use.” Under SOP 98–1, development costs are capitalized and amortized over the estimated useful life of the website. As of March 31, 2001, and January 31, 2002, the Company had incurred no costs associated with the development of its website.

(Continued)

KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Including Notes Applicable To The Unaudited Periods)
(CONTINUED)
JANUARY 31, 2002

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

Income Taxes

The Company provides for income taxes by utilizing the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Net Income (Loss) Per Common Share

Net income (loss) per common share is based on the weighted average number of common shares outstanding during each respective year. Common stock equivalents that would have had an anti-dilutive effect were excluded from the calculation.

Cash and Cash Equivalents

For the purpose of reporting cash flows, the Company considers cash in operating bank accounts, demand deposits, and cash on hand as cash and cash equivalents.

Inventory

Inventory consists of antiques, collectibles, and home and office furnishings and accessories stated at the lower of cost (principally specific identification) or market.

Financial Instruments

The Company’s financial instruments include cash, cash equivalents, and trade receivables. The carrying amounts of these financial instruments have been estimated by management to approximate fair value.

KARRISON COMPAGNIE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Including Notes Applicable To The Unaudited Periods)
(CONTINUED)

JANUARY 31, 2002

NOTE 3:RELATED PARY TRANSACTIONS

The Company’s current officer and director is also a shareholder of the Company. The following is a summary of transactions with officers and directors.

        – The current officer and director purchased 500,000 shares of the Company’s common stock for $5,000 in January 2001.

        – The current officer, director, and shareholder extended a 6% due on demand line of credit to the Company in the amount of $50,000. The amount payable on the line of credit was $18,157 and $25,153 at March 31, 2001 and January 31, 2002, respectively. Interest in the amount of $1,204 has been accrued for the ten months ended January 31, 2002. No interest was due at March 31, 2001.

        – The current officer, director, and shareholder provides space to house inventory and conduct business. Amounts charged to expense for storage was $100 and $500 for the period from inception (December 12, 2000) to March 31, 2001 and the ten months ended January 31, 2002, respectively. The corresponding amount has been credited to additional paid–in– capital.

        – The current officer, director and shareholder does not receive a salary from the Company; however, the value of her services in the amounts of $1,500 and $5,000 has been recorded as an expense of the Company for the period December 12, 2000 (Inception) to March 31, 2001 and the ten months ended January 31, 2002, respectively. The corresponding amounts have been credited to additional paid–in–capital.

NOTE 4: INCOME TAX

The Company’s statutory Federal tax rate is 34%. The statutory rate applied to the net loss before income tax expense amounted to $88.

Due to the uncertainty regarding the levels of future earnings, the Company has recorded a valuation allowance of $88 to reflect the estimated amount of deferred tax assets, which may not be realized, principally due to the expiration of net operating loss carryforwards.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas on March 8, 2002.

(Registrant)                           Karrison Compagnie, Inc.

By (Signature and Title):                 /s/ Karrison Nichols
                                          Karrison Nichols, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

(Signature)                   /s/ Karrison Nichols
                                   Karrison Nichols

(Title)                   President and Director

(Date)                  March 8, 2002.

Date Filed: March 11, 2002 SEC File 333-64474

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM SB-2

UNDER

THE SECURITIES ACT OF 1933

KARRISON COMPAGNIE, INC.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the inclusion in this Amendment No. 2 of the Registration Statement on Form SB–2, of our report dated March 4, 2001, on the balance sheet as of March 31, 2001, and the related statements of operations, stockholders’ equity and cash flows for the period from December 12, 2000 (Inception) to March 31, 2001 of Karrison Compagnie, Inc. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

KILLMAN, MURRELL & COMPANY, P.C.
Dallas, Texas
March 8, 2002